Exhibit 3.2

CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES

AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL

RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

GLOBALOPTIONS GROUP, INC.

GlobalOptions Group, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), which authorizes the issuance of 15,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 14,999,000 shares, par value $0.001 per share, to be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”).

RESOLVED, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions which, upon any amendment or restatement of the Certificate of Incorporation, shall be made a part of the Certificate of Incorporation, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof.

1. Designation and Number. A series of preferred stock, designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock so designated shall be 14,999,000.

2. Definitions. For the purposes hereof, the following terms shall have the meanings indicated:

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended, restated or otherwise modified and in effect from time to time.

“Common Stock” means the common stock of the Corporation, $0.001 par value per share.

“Corporation” means GlobalOptions Group, Inc., a Delaware corporation, and shall include any successor to such Corporation.

“Securities Act” means the Securities Act of 1933, as amended.

3. Rights on Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the Common Stock, based on the number of shares of Common Stock into which the Series B Preferred Stock is convertible at the then effective Conversion Rate (as defined below).

(b) For purposes of this Section 3, (i) any sale of at least 50% of the Corporation’s fully diluted equity to a third party, (ii) any merger, consolidation or other form of corporate reorganization as a result of which more than 50% of the fully diluted equity of the surviving corporation is owned by parties who were not stockholders of the Corporation prior to such transaction or (iii) a sale of all or substantially all of the assets of the Corporation, shall, upon a shareholder vote to such effect, be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued in good faith by the Board of Directors at the time of such liquidation) in amounts as specified in Subsection 3(a) above.

(c) Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

4. Voting. All shares of Series B Preferred Stock will vote together with the shares of Common Stock on all matters as to which stockholders are entitled to vote, including the election of all directors, with the holders of the Series B Preferred Stock entitled, by virtue of holding such shares of Series B Preferred Stock, to cast an aggregate of 80% of the total votes that may be cast with respect to any such matter. Each holder of shares of Series B Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the By-laws of the Corporation, as amended. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held in connection with any matter with respect to which the shares of Common Stock are entitled to vote.

5. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive any dividends or other distributions from the Corporation that are declared on the Common Stock, in which case holders of Series B Preferred Stock shall each be entitled to receive, on an as-converted to Common Stock basis, any dividends or distributions declared by the Board and paid to the holders of Common Stock, out of any assets legally available therefor, pari passu with the amount of such dividends to be distributed to the holders of Common Stock immediately prior to the declaration of such dividend or distribution.

6. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Rate. Subject to adjustment as provided below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of Common Stock (the “Conversion Rate”).

(ii) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

(ii) Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(iii) Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(iv) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Rate shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

(e) Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Conversion Rate in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Conversion Rate in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Reclassification, Exchange and Substitution. If the shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

7. Amendment. In addition to any other restrictions imposed by any other statute or agreement, no provision of this Certificate of Designation shall be amended except upon the affirmative vote of a majority of the shares of Series B Preferred Stock then outstanding (provided that any Series B Preferred Stock which is converted into Common Stock shall not be considered “outstanding” for the purpose of this provision).

RESOLVED, that this Certificate of Designation has been approved by the Board of Directors in the manner and by the vote required by law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by a duly authorized officer of the Corporation on this 17th day of September, 2013.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller
	Title:	Chairman and Chief Executive Officer

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